Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the securities of ExchangeRight Income Fund (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our Common Shares of beneficial interest, $0.01 par value per share (the “Common Shares”), does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Maryland General Corporation Law (“MGCL”), and the full text of our Declaration of Trust and bylaws, which are incorporated by reference as exhibits to our Annual Report on Form 10-K.

General

We were formed under the laws of the State of Maryland. Under our Declaration of Trust, we are authorized to issue an unlimited number of common shares of beneficial interest, $0.01 par value per share, also referred to herein as our Common Shares, an unlimited number of which are classified as Class I Common Shares, an unlimited number of which are classified as Class A Common Shares, an unlimited number of which are classified as Class S Common Shares, and unlimited number of which are classified as Class D Common Shares. Subject to the rights of holders of any class or series of shares of beneficial interest, ExchangeRight Income Fund Trustee, LLC, a Delaware limited liability company (the “Trustee”) has the power, without approval of our shareholders, to classify and reclassify any of the Company’s unissued beneficial interests, which are divided into shares of beneficial interest (all such classes or series of shares, including the Class I Common Shares, the Class A Common Shares, the Class S Common Shares, and the Class D Common Shares, the “Equity Shares”), into other classes or series of common or preferred Equity Shares. The Trustee may, without any action by the shareholders, set the number, par value, designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each new class or series of Equity Shares. The Company currently has no preferred Equity Shares outstanding. If shares of one class or series are classified or reclassified into shares of another class or series pursuant to our Third Amended and Restated Declaration of Trust (the “Amended Declaration of Trust”), then, except to the extent that the Company is authorized to issue an unlimited number of shares of any such class or series, the number of authorized shares of the former class or series shall be automatically decreased and the number of authorized shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified.

Common Shares

General. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class I, Class A, and Class S Common Shares are identical, except for certain conversion rights with respect to the Class A and Class S Common Shares as set forth below. The preferences, rights, voting powers, restrictions, and limitations of the Class D Common Shares are substantially similar to the preferences, rights, voting powers, restrictions, and limitations of the Class I, Class A, and Class S Common Shares, except that the Class D Common Shares are subject to an ongoing dealer-manager servicing fee, as described below, but are not subject to upfront selling commissions.

Subject to the provisions of applicable law and the rights of the holders of any outstanding Equity Shares of any other class or series, and except as may be provided with respect to any class or series of our Common Shares, the holders of Class I, Class A, Class S, and Class D Common Shares are entitled to receive ratably such dividends and other distributions as may be authorized by our Trustee, in its discretion, from funds legally available therefor, and declared by the Company. We must generally distribute annually to our shareholders an amount that equals at least 90% of our REIT taxable income before the deduction of dividends paid and excluding any net capital gain. In the event we have more REIT taxable income than cash on hand, the Trustee is authorized to declare a “consent dividend” procedure to satisfy the distribution requirement, which consists of deeming a dividend having been made to the holders of Common Shares. Such consent dividend is generally treated as a taxable dividend even though no cash or property is actually distributed by us. In the event of the dissolution of the Company, holders of Common Shares are entitled to receive the net assets of the Company after any preferential amounts required to be paid or distributed to holders of outstanding Equity Shares of any other class or series. Holders of Common Shares do not have any preemptive or appraisal rights. Upon issuance for full payment in accordance with the terms of the Company’s offerings of the Common Shares, all Common Shares issued in any such offering will be fully paid and non-assessable. The Company is not authorized to issue any preferred shares of beneficial interest under the terms of the Amended Declaration of Trust.

Following is a description of the material rights, terms, and characteristics of the classes of Common Shares unique to each such class.

Class I Common Shares. The Class I Common Shares do not have any conversion rights. ExchangeRight Real Estate, LLC (“ExchangeRight”) pays selling commissions and expenses to the registered broker-dealer placement agents engaged in connection with the offering of the Class I Common Shares equal to a maximum of 1.50% of the gross offering price of the shares sold in the offering. We also pay ExchangeRight an amount equal to 1.00% of the gross proceeds of the offering of the Class I Common Shares to offset the organizational and offering costs incurred by ExchangeRight in connection with the offering.

Class A Common Shares. Each Class A Common Share held in a shareholder’s account shall automatically and without any action on the part of the shareholder thereof convert into a number of Class I Common Shares equal to the Class A Conversion Rate (as defined below) upon a listing (“Listing”) of any class of Common Shares pursuant to an effective registration statement on any securities exchange registered with the SEC under the Securities Act, or any merger, consolidation, transfer of all or substantially all of the assets or other business combination of the Company, as a result of which all outstanding Common Shares are canceled in exchange for the right to receive cash or securities, or a combination thereof (an “Extraordinary Transaction” and, together with a Listing, a “Conversion Event”) unless, at least five (5) days before the effective date of such Conversion Event, the Trustee determines, in its sole and absolute discretion, that such conversion shall not occur in connection with such Conversion Event, but any such determination shall not preclude the conversion of Class A Common Shares into Class I Common Shares in connection with the occurrence of any successive Conversion Event. The “Class A Conversion Rate” shall mean a fraction, the numerator of which is the net asset value (“NAV”) of the Company allocable to the Class A Common Shares, divided by the number of outstanding Class A Common Shares, and the denominator of which is the NAV of the Company allocable to the Class I Common Shares, divided by the number of outstanding Class I Common Shares immediately prior to the Conversion Event.

ExchangeRight pays selling commissions and expenses to the registered broker-dealer placement agents engaged in connection with the offering of the Class A Common Shares equal to a maximum of 7.75% of the gross offering price of the shares sold in the offering. We also pay ExchangeRight an amount equal to 1.00% of the net transaction price of sales of the Company’s Common Shares which is expected to offset the organizational and offering costs incurred by ExchangeRight in connection with the offering.

Class S Common Shares. Each Class S Common Share held in a shareholder’s account shall automatically and without any action on the part of the shareholder thereof convert into a number of Class I Common Shares equal to the Class S Conversion Rate (as defined below) upon a Conversion Event unless, at least five (5) days before the effective date of such Conversion Event, the Trustee determines, in its sole and absolute discretion, that such conversion shall not occur in connection with such Conversion Event, but any such determination shall not preclude the conversion of Class S Common Shares into Class I Common Shares in connection with the occurrence of any successive Conversion Event. The “Class S Conversion Rate” means a fraction, the numerator of which is the NAV of the Company allocable to the Class S Common Shares, divided by the number of outstanding Class S Common Shares, and the denominator of which is the NAV of the Company allocable to the Class I Common Shares, divided by the number of outstanding Class I Common Shares immediately prior to the Conversion Event.

Class D Common Shares. Each Class D Common Share held in a shareholder’s account shall automatically and without any action on the part of the shareholder thereof convert into a number of Class I Common Shares equal to the Class D Conversion Rate (as defined below) upon a Conversion Event unless, at least five (5) days before the effective date of such Conversion Event, the Trustee determines, in its sole and absolute discretion, that such conversion shall not occur in connection with such Conversion Event, but any such determination shall not preclude the conversion of Class D Common Shares into Class I Common Shares in connection with the occurrence of any successive Conversion Event. The “Class D Conversion Rate” means a fraction, the numerator of which is the NAV of the Company allocable to the Class D Common Shares, divided by the number of outstanding Class D Common Shares, and the denominator of which is the NAV of the Company allocable to the Class I Common Shares, divided by the number of outstanding Class I Common Shares immediately prior to the Conversion Event.

No upfront selling commissions will be paid to any registered broker-dealer placement agent engaged in connection with the offering of the Class D Common Shares. ExchangeRight Securities, LLC may receive an ongoing fee of 0.25% per annum of the initial subscription price of the Class D Common Shares (the “Dealer Manager Fee”) from declared distributions, not from offering proceeds, to reimburse ExchangeRight for its costs associated with providing the holders of Class D Common Shares and their registered investment advisers or representatives with access to various custodians and/or platforms. Should the custodians and/or platforms and related expenses not be required or are less than the 0.25% per annum amount described above, such amount shall be eligible to be rebated to the applicable holder of the Class D Common Shares. The Dealer Manager Fees are paid monthly in arrears, subject to declared distributions.

Voting Rights. Except as may otherwise be specified in the terms of any class or series of Common Shares or as provided in the Amended Declaration of Trust, each Common Share entitles the holder thereof to one vote on each matter upon which the holders of Common Shares are entitled to vote. Under Maryland law and our Amended Declaration of Trust, our shareholders generally have a right to vote only on the following:

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the removal of the Trustee under limited circumstances and the election of a successor trustee;

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any amendment of our Amended Declaration of Trust that adversely affects the contract rights of our outstanding shares of beneficial interest, except that our Trustee may amend our Amended Declaration of Trust without shareholder approval to increase or decrease the aggregate number of our shares, to increase or decrease the number of our shares of any class or series that we have the authority to issue, to change our name, to classify or reclassify any unissued shares of Common Shares or preferred shares into one or more classes or series of shares and to establish the terms of such shares, and to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares or to effect certain reverse share splits;

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a merger or consolidation of the Company, or the sale or other disposition of all or substantially all of our assets, provided, that, if such action could be taken by a Maryland corporation without the approval of its shareholders pursuant to Subtitle 1 of Title 3 of the MGCL or if such action is a Reorganization (as defined below), no vote of shareholders will be required. For these purposes, a “Reorganization” is generally defined as a merger, consolidation, or conversion of the Company or exchange of Common Shares in which Common Shares are converted into or exchanged for common ownership interests of another real estate investment trust;

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such other matters as may be provided in our bylaws;

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such matters that the Trustee has declared advisable and submitted to a vote of the shareholders; and

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any other matters on which shareholders are required to vote by federal law, state law or, following a listing on a national securities exchange, the rules of such exchange.

All other matters are subject to the discretion of our Trustee. Thus, except as set forth above or in any class or series of Equity Shares and subject to the restrictions on transfer and ownership of Equity Shares contained in our Amended Declaration of Trust, holders of Common Shares will not have the right to vote on any matter.

For amendments to our Amended Declaration of Trust that are subject to shareholder approval, the vote of holders of Common Shares holding a majority of the votes entitled to be cast is required to approve any such amendments, and any merger or consolidation of the Company, or the sale or other disposition of all or substantially all of our assets. The affirmative vote of the holders of Common Shares holding at least two-thirds of the Common

Shares entitled to be cast in the election of the Trustee is required to remove the Trustee under the circumstances set forth in the Amended Declaration of Trust and, upon any such removal, the affirmative vote of a plurality of the votes cast in the election of a Trustee is sufficient to elect any successor Trustee. All other matters submitted to a vote of the holders of our Common Shares require the approval of a majority of the votes cast on the matter.

Restrictions on Ownership and Transfer

The Common Shares have not been, and will not be, registered under the Securities Act in reliance on the exemption provided by Section 4(a)(2) thereof and Rule 506 promulgated thereunder. Therefore, the Common Shares are “restricted securities” for purposes of the Securities Act. Accordingly, Common Shares may not be offered, sold, transferred or delivered, directly or indirectly, unless (i) such Common Shares are registered or qualified under the Securities Act and any applicable state securities laws or (ii) an exemption from registration or qualification under the Securities Act and any applicable state securities laws is available. Holders of Common Shares will have no rights to require registration or qualification of the Common Shares under the Securities Act or other applicable securities laws and no such registration or qualification is presently contemplated. No transfer of shares may be effected unless the potential transferee completes, executes and delivers a subscription agreement and agrees to be bound by its terms.

For the Company to qualify as a REIT, our Equity Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding Equity Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) to include certain entities during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). The Company is in compliance with these requirements as of the date of the Annual Report on Form 10-K to which this Exhibit 4.2 is attached.

Subject to the exemptions and waivers described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding Common Shares or 9.8% in value of our outstanding Equity Shares. These restrictions are collectively referred to herein as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding Common Shares or 9.8% of our outstanding Equity Shares, or the acquisition of an interest in an entity that owns Equity Shares, could cause the acquirer or another individual or entity to own Equity Shares in excess of the ownership limit.

Our Trustee may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a person if the person’s ownership in excess of the ownership limit would not result in us being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Trustee may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our Trustee as it may deem necessary or advisable to determine or ensure the Company’s status as a REIT and may impose any conditions or restrictions on such a waiver or excepted holder limit as it deems appropriate.

The Trustee may, at any time, increase or decrease the ownership limit for one or more persons unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the aggregate outstanding Equity Shares or the Company would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person whose ownership of Equity Shares at the time the ownership limit is decreased exceeds the decreased ownership limit until the person’s ownership of Equity Shares equals or falls below the decreased ownership limit, but any acquisition of Equity Shares by such a person after the decrease in the ownership limit will violate the decreased ownership limit.

In addition to the ownership limit our Amended Declaration of Trust prohibits:

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any person from beneficially or constructively owning Equity Shares that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT;

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for so long as the Equity Shares do not qualify as a class of publicly offered securities (and we do not meet an alternative exemption to avoid our assets being deemed to be “plan assets” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any person from transferring Equity Shares if the transfer would result in the Company failing to meet the Insignificant Participation Exception (defined below). For these purposes, the “Insignificant Participation Exception” means the exception to the plan asset regulations which provides that an ERISA investor’s assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by ERISA investors;

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any person from beneficially owning Common Shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code; and

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any person from transferring any Equity Shares if the transfer would result in Equity Shares being beneficially owned by fewer than 100 persons, and any transfer that would result in Equity Shares being so owned by fewer than 100 persons will be void and the intended transferee will acquire no rights in the Equity Shares.

If any transfer of Equity Shares occurs which, if effective, would: (i) result in a violation of the ownership limit, (ii) result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (iii) for so long as the Equity Shares do not qualify as a class of publicly offered securities, result in any person from transferring Equity Shares if the transfer would result in the Company failing to meet the Insignificant Participation Exception, (iv) result in any person beneficially owning common shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, or (v) would otherwise cause the Company to fail to qualify as a REIT, then that number of Equity Shares, the beneficial or constructive ownership of which otherwise would violate such limitations (rounded up to the nearest whole Equity Share), will automatically be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Trust”) and the purported transferee will not have any rights in such Equity Shares. The Trustee of the Charitable Trust (the “Charitable Trustee”) will be appointed by the Company and be unaffiliated with the Company and will have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which the Charitable Trustee must exercise for the exclusive benefit of the charitable beneficiary.

The Company or its designee may purchase any Equity Shares held in its Charitable Trust at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the Equity Shares to the Charitable Trust or, if the event causing the Equity Shares to be held in the Charitable Trust did not involve a purchase of the Equity Shares at market price, the market price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Charitable Trust, and (ii) the market price of the Equity Shares on the date the Company or its designee agrees to purchase the Equity Shares. Upon a sale to the Company, our Trustee must distribute the net proceeds of the sale and any dividends and other distributions held in the Charitable Trust to the purported transferee.

Unless purchased by the Company, the Charitable Trustee must sell any Equity Shares held in the Charitable Trust to a person whose ownership of the Equity Shares would not violate the limitations on transfer and ownership of Equity Shares contained in our Amended Declaration of Trust. Upon such a sale, the Charitable Trustee must distribute to the purported transferee the lesser of (i) the price paid by the purported transferee for the

Equity Shares (or, if the event causing the shares to be held in the trust did not involve a purchase of the shares at market price, the market price of the Equity Shares on the day of the event causing the transfer to the Charitable Trust); and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the Equity Shares held in the trust. The charitable beneficiary will be entitled to any net sale proceeds in excess of the amount payable to the purported transferee and any dividends and other distributions held in the Charitable Trust.

If a transfer of Equity Shares to the Charitable Trust as described above is not automatically effective to prevent a violation of the restrictions on ownership and transfer of Equity Shares contained in our Amended Declaration of Trust, then the transfer of such Equity Shares will be void.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Equity Shares that will or may violate any of the foregoing restrictions on transfer and ownership of Equity Shares, and any person who would have owned Equity Shares that were transferred to the Charitable Trust, must give notice to us and provide us with any other information that we request in order to determine the effect of such transfer on the Company’s status as a REIT.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our Equity Shares must give us written notice within 30 days after the end of each taxable year stating the owner’s name and address, the number of the Equity Shares of each class and series beneficially owned, a description of the manner in which the Equity Shares are held and any additional information that we request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and compliance with the ownership and transfer restrictions set forth in our Amended Declaration of Trust. In addition, each beneficial owner or constructive owner and each person (including the holder of record) who is holding Equity Shares for a beneficial or constructive owner must, upon demand, provide us with any information that we request, in good faith, in order to determine the Company’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These restrictions on ownership and transfer will cease to apply to Equity Shares if our Trustee determines that it is no longer in the best interests of the Company to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required in order for the Company to qualify as a REIT.

Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following is a summary of provisions of Maryland law, our Amended Declaration of Trust and our Bylaws with respect to the Common Shares. This summary does not completely describe Maryland law, our Amended Declaration of Trust or the Bylaws. For a complete description of each of the foregoing, we refer you to the Maryland Statutory Trust Act, Md. Code § 12-101,et seq., and our Amended Declaration of Trust and Bylaws, each of which are filed as exhibits to our Annual Report on Form 10-K and incorporated by reference herein.

Duration

Under our Amended Declaration of Trust, we have a perpetual term of existence and will continue perpetually until dissolved in accordance with our Amended Declaration of Trust. The Company may be dissolved only with the approval of our Trustee and shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Trustee

Our Amended Declaration of Trust provides that the number of our trustees will be one. Subject only to the express rights of our shareholders to vote on certain matters described herein, our business and affairs will be managed by or under the direction of our Trustee, our Trustee will have full, exclusive and absolute power, control and authority over our business and affairs and any and all of our property, and no shareholder will have any right to participate in or exercise control or management power over the business and affairs of the Company. The Trustee will serve until his, her or its resignation, removal, death, dissolution, termination of legal existence or adjudication of incompetence. Our Trustee will have the power to designate its successor unless the Trustee has been removed by our shareholders for Cause, as defined below. If for any reason our Trustee ceases to serve and no successor has been identified by the former Trustee, such event will not terminate the Company, and our shareholders will be entitled to elect a successor Trustee. Our Amended Declaration of Trust provides that our Trustee may be removed only for Cause and only by the affirmative vote of at least two-thirds of the outstanding Common Shares. “Cause” is defined in our Amended Declaration of Trust as: (a) fraud or embezzlement with respect to the Company or its affiliates; or (b) willful misconduct as determined by a court.

Amendment to our Amended Declaration of Trust and Bylaws

Subject to the terms of any outstanding class or series of our Equity Shares, our Amended Declaration of Trust may be amended by our Trustee without the consent of our shareholders; provided that, amendments to our Amended Declaration of Trust that adversely affect the contract rights of our outstanding Equity Shares must be approved by our Trustee and shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Merger, Consolidation or Sale of Company Property

We may (a) merge with or into or convert into another entity, (b) consolidate with one or more other entities into a new entity, or (c) transfer all or substantially all of its assets to another person. Subject to the terms of any series or class of Equity Shares at the time outstanding, any such action must be approved by our Trustee and, unless such action could be taken by a Maryland corporation without the approval of its shareholders pursuant to Subtitle 1 of Title 3 of the MGCL or if such action is a Reorganization, shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Shareholders will not have any right to vote on a Reorganization.

Meetings of Shareholders

There is no requirement to hold an annual meeting of our shareholders in any year. The Trustee may cause the Company to call meetings of our shareholders to act on any matter that may properly be brought before our shareholders. If there is no Trustee, the officers of the Company will promptly call a special meeting of our shareholders for the purpose of electing a successor Trustee.

Limitation of Liability; Indemnification; Duties

Maryland law permits a Maryland statutory trust, such as the Company, to eliminate the liability of its trustees and the officers to the trust and its beneficial owners for money damages except for liability resulting from:

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actual receipt of an improper benefit or profit in money, property or services; or

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active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our Amended Declaration of Trust contains a provision that eliminates the liability of a Covered Person to the maximum extent permitted by Maryland law. For these purposes, a “Covered Person” means (i) the Trustee, (ii) each equity holder, director, officer, employee or agent of the Trustee, and (iii) each officer of the Company.

As permitted by Maryland law, our Amended Declaration of Trust requires the Company to indemnify each Covered Person (including any individual or entity who, while serving as the Covered Person, at the request of the Company, serves or has served any other enterprise in any management or agency capacity) against any claim or liability to which he, she or it may become subject by reason of such status, except for liability for such person’s gross negligence or intentional misconduct.

Our Amended Declaration of Trust also requires us, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse the reasonable expenses of each Covered Person in advance of final disposition of a proceeding upon receipt of:

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a written affirmation by the Covered Person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification; and

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a written undertaking by the Covered Person or on his, her or its behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

However, we will not be required to indemnify or advance funds to any person entitled to indemnification under our Amended Declaration of Trust:

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with respect to any action initiated or brought voluntarily by such indemnified person (and not by way of defense) unless approved or authorized by the Trustee or incurred to establish or enforce such person’s right to indemnification under our Amended Declaration of Trust; or

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in connection with any claim with respect to which such person is found to be liable to the Company.

These provisions of our Amended Declaration of Trust may limit the remedies available to our shareholders against Covered Persons.

Our Trustee has a fiduciary obligation to act on behalf of our shareholders. Under Maryland law and our Amended Declaration of Trust, our Trustee must act in good faith, in a manner it reasonably believes to be in the Company’s best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. However, our Trustee is not required to devote all of its time to our business and is required to devote the time to our affairs as its duties require.